LML ADDS THIRD PATENT REGARDING ELECTRONIC CHECKS

TO INTELLECTUAL PROPERTY ESTATE

New Electronic Check Processing Patent Addresses

Corporate Checks and Electronic Fund Transfers

VANCOUVER, BC, September 5, 2001 - Further to a news release dated March 8, 2001, LML Payment Systems Inc. (the "Corporation") (NASDAQ: LMLP) is pleased to announce its subsidiary LML Patent Corp. has received notification from the United States Patent and Trademark Office that patent application Serial No. 09/562,303 was approved, resulting in the issuance of United States Patent No. 6,283,366. The new patent addresses electronic check conversion regarding corporate checks and electronic fund transfers (EFT) and relates to existing United States Patent No. 6,164,528 regarding Internet checking transactions and United States Patent No. 5,484,988 regarding electronic checking transactions.

"The addition of this new 366 patent to our growing suite of intellectual property complements and strengthens existing claims regarding the electronic check transaction processes described in both the 988 patent and the 528 patent," said Corporation President and CEO, Patrick H. Gaines. "We have continued to seek added protection for our inventions and improvements and look forward to practicing, protecting and realizing economic gain from our innovations."

The Corporation, through its subsidiary LML Payment Systems Corp., is a financial payment processor providing check processing solutions including Electronic Check Conversion (whereby paper checks are converted into electronic transactions), electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), and primary and secondary check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers. We also specialize in providing selective routing, including real-time monitoring of check, debit, credit and EBT transactions for authorization and settlement through our flagship transaction processing product REPS (Retail Electronic Payment System). The Corporation's intellectual property estate, owned by subsidiary LML Patent Corp, includes new U.S. Patent No. 6,283,366 regarding corporate checks and electronic fund transfers (EFT), in addition to U.S. Patent No. 6,164,528 regarding Internet checking transactions, and U.S. Patent No. 5,484,988 which describes a "Checkwriting Point of Sale System" which, through a database and authorization system, provides and administers various electronic payment services for customers and businesses.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

CONTACTS: Patrick H. Gaines

President and CEO Investor Relations

LML Payment Systems Inc. LML Payment Systems Inc.

(604) 689-4440 (800) 888-2260